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                                                                    EXHIBIT 99.1


                                    NEWS RELEASE
                                    FOR MORE INFORMATION CONTACT:
                                    Michael W. Carrie
                                    Executive Director and Chief Financial
                                    Officer
                                    (248) 312-2000

                                    FOR IMMEDIATE RELEASE

FLAGSTAR EXPECTS QUARTERLY EARNINGS UP OVER 67%

TROY, Mich. (July 3, 2003) - Flagstar Bancorp (NYSE:FBC) today updated its guidance for its second quarter earnings that will be released on July 17, 2003, after the close of business.

In a televised interview this morning with Bloomberg News, President and Chief Executive Officer, Mark T. Hammond stated that the Company expects to beat the current consensus quarterly earnings estimate of $0.86 per share, as reported by First Call.

As a further update on its projected earnings for the second quarter, the Company announced that it expects earnings on a per-share diluted basis to exceed $1.10 per share. This is a $0.24, or 28% increase over the First Call projection. Management cited the strong mortgage refinance activity experienced during the quarter and the continued growth in the Company's retail banking operation. Mortgage production totals for the quarter are expected to be a quarterly record and up nearly 15% over last quarter and the Company has added nine new banking centers in 2003.

Flagstar Bancorp is the second largest banking institution headquartered in Michigan. During both 2001 and 2002, Flagstar was the most profitable publicly traded banking institution in the nation, based on return on equity.

Flagstar Bank currently operates 96 banking centers in Michigan and Indiana, 101 loan origination offices in twenty one states, and 15 correspondent lending offices located across the United States.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com


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